Exhibit 99.2

CBS RADIO INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited; in millions)

Net Income and Adjusted OIBDA

The following table presents net income and Adjusted OIBDA of CBS Radio Inc. (“CBS Radio”) for the three and nine months ended September 30, 2017 and September 30, 2016. Adjusted OIBDA is a measure of performance not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). CBS Radio defines “Adjusted OIBDA” as operating income before depreciation, stock-based compensation expense, restructuring charges and impairment charges, in each case for the periods applicable. CBS Radio uses Adjusted OIBDA to evaluate its operating performance. CBS Radio believes Adjusted OIBDA is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by CBS Radio’s management, helps improve investors’ understanding of CBS Radio’s operating performance and makes it easier for investors to compare CBS Radio’s results with other companies that have different financing and capital structures or tax rates. Adjusted OIBDA is among the primary measures used by management for planning and forecasting of future periods, and it is an important indicator of CBS Radio’s operational strength and business performance. In addition, Adjusted OIBDA is among the primary measures used by investors, analysts and peers in CBS Radio’s industry for purposes of valuation, the comparison of CBS Radio’s operating performance to other companies in CBS Radio’s industry, and the comparison of year-over-year results. Since Adjusted OIBDA is a measure not calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income or operating income as indicators of operating performance. Adjusted OIBDA, as CBS Radio calculates it, may not be comparable to similarly titled measures employed by other companies. Since Adjusted OIBDA excludes certain financial information that is included in net income, the most directly comparable GAAP financial measure, users of this information should consider the types of events and transactions that are excluded. Included in the following table is a reconciliation of net income to Adjusted OIBDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income	$21.5	$47.7	$52.0	$130.2
Exclude:
Provision for income taxes	16.3	30.9	36.7	85.8
Interest expense	20.7	—	59.8	—
Restructuring charges	—	—	7.5	—
Depreciation	6.5	6.6	19.0	19.8
Stock-based compensation	3.4	3.5	10.0	10.6

Adjusted OIBDA	$68.4	$88.7	$185.0	$246.4